Exhibit 99.1

	Annual Percentage Change
Year	in Per-Share Book Value	in Per-Share Market Value
2015	0	48.6
2016	(0.5)	53.6
2017	16.7	38.4
2018	(11.0)	(41.5)
Compound Annual Gain/(Loss)	1.0%	10.2%
Overall Gain/(Loss)	3.3%	33.9%

To our fellow Shareholders:

Communication Philosophy

As this is my first annual shareholder letter, I thought it would be helpful to you, our shareholders, to let you know how I intend to communicate with you. I did not come up through a sales organization; so you will not get any puffery from me. Although my original training and professional background was as a corporate and securities lawyer, you will not get overly wordy legalese from me either. I will be straightforward in my communications. You can be assured I will not spin mistakes or exaggerate successes. Where we make a mistake, I will clearly acknowledge it, tell you what we learned from it, and tell you what we intend to do to limit the fallout from the mistake. I also believe in celebrating true successes and praising those responsible for the successes.

Examining Mistakes

In looking at our 2018 performance, I will start with the mistakes. As you can see in the above table, 2018 was a challenging year for us. For details on our financial performance in 2018, please refer to our Annual Report on Form 10-K. We made mistakes—before and during 2018—that proved costly in 2018. We are still feeling the impact of those mistakes in 2019. The mistakes occurred in two of our business segments: Mt Melrose and Homes Services.

Mt Melrose

I will start with the biggest misstep: the acquisition of our Mt Melrose real estate business unit in Lexington, Kentucky. We were attracted to the business because Lexington has some interesting characteristics that should make real estate investment there profitable over time, including an urban growth boundary, recession-resistant industries such as education (e.g., the University of Kentucky) and healthcare, and affordable real estate prices. However, we scaled the business far too rapidly, both in the number of properties and the in-house cost structure to support the business. To pay for some of this expansion, we took on high-cost debt that we should not have. There were also mistakes in the prices paid and improvements made for certain properties. We learned it is important to more closely monitor capital allocation decisions and scrutinize new business models outside our circle of competence at the corporate level. When we realized the magnitude of the challenges facing Mt Melrose in the fall of 2018, we acted decisively. Fortunately, we had the perfect person to spearhead this workout—our CFO, Alea Kleinhammer. Alea had successfully right-sized our Roanoke, Virginia, legacy residential properties. She led the effort at Mt Melrose to immediately eliminate the expensive in-house cost structure and began selling assets to pay down high-cost debt. Reducing high-cost debt remains a priority in 2019. In the end, we will have 100 or so cash-flowing properties in Lexington, a low operational cost structure, and no high-cost debt.

Home Services

Our Home Services business unit in Phoenix, Arizona, also has been a disappointment. In hindsight, it was hastily assembled and not managed properly. Our biggest sin in undertaking this business was that it was clearly far outside our circle of competence. Our core competencies of value-oriented asset management and fund operation couldn’t be more different from installing and maintaining air conditioning units. We compounded this circle-of-competence mistake by not initially installing experienced home services management. We eventually hired a more experienced manager and set the expectation that the unit needed to be self-sufficient. Margins have improved, and we have begun building a foundation of maintenance contracts. However, revenue has continued to decline, and much work remains before it can begin to grow.

Internet

With the bad news out of the way, we can turn to what is going right. First is our Internet business, which continues to generate solid free cash flow for us. It has been a high-margin, but slowly declining business for us. We spent the last couple of years cutting costs and monetizing assets. In 2019, we have turned to the next phase for the Internet business—reversing the slow decline in revenue. We hired a consultant to assist our Internet manager, Tabitha Keatts, with identifying new revenue streams and implementing multi-channel marketing strategies. These efforts have already begun to produce results, with the first new customer signings in years. We believe that Internet eventually can become a growth business for us, and we are exploring a variety of new revenue opportunities. In addition to these marketing efforts, we are working to solidify our technology infrastructure so that it can accommodate future growth.

Willow Oak Asset Management

Another area that is going right—and is near and dear to our hearts—is our Willow Oak Asset Management business unit. Willow Oak represents the bullseye of our circle of competence. Members of our board and our management team not only have extensive asset management experience, but also it’s a true passion of ours. Our asset management business got its start more than two years ago, when it seeded Dave Waters’ Alluvial Fund in January 2017. We couldn’t be happier with our partnership with Dave and our large investment in Alluvial. Dave is the ultimate under-the-radar securities sleuth. For proof of his value-investing skills and passion, check out his must-read blog, OTC Adventures. Following its seeding of Alluvial, Willow Oak launched the Bonhoeffer Fund in July 2017, managed by our board member, Keith Smith. Keith built up a strong following in the value investing community over the years. Like Dave, Keith’s passion for finding and analyzing interesting, undervalued securities from around the globe comes through in spades. We provide fund management services to Bonhoeffer and are very excited to be partners for the long term. Next up for Willow Oak was the launch of its first branded, internal fund, Willow Oak Select Fund, in August 2018. Willow Oak Select is a unique best ideas fund that combines vetted ideas from a talented group of outside managers and internally generated investment ideas. The fact that Select went from the idea stage in the spring of 2018 to launch in August 2018 shows the fund launch and management capabilities we have developed within Willow Oak. The rapid launch of Select was also made possible by the fact that we had the perfect person on our management team to serve as its portfolio manager—Rodney Lake. In addition to serving as our chief operating officer and Select portfolio manager, Rodney is the director of George Washington University’s innovative Investment Institute. Prior to founding the GW Investment Institute, Rodney had been a senior investment officer for GW’s billion-dollar endowment. We’re lucky to have Rodney playing critical roles for us at the corporate level and at Willow Oak. His counsel to me in both areas has been invaluable.

Our most recent Willow Oak initiative is fund management services (FMS). The origin of FMS came from our launch and operational management of Bonhoeffer. Our goal was to free up Keith to focus on what he does best: find, analyze, and manage a portfolio of undervalued securities. We found that because of our experience launching and managing funds, we could perform functions that traditional vendors could not. In other words, we were coming at FMS from the fund manager’s perspective, not as accountants, administrators, lawyers, etc. We knew firsthand the pain points faced by fund managers. When we launched Willow Oak Select Fund, we started to build out and document FMS. Specifically, we began developing a comprehensive FMS manual to document every aspect of launching and managing a fund. From investor relations, to interfacing with traditional fund vendors, and everything in between. And in November 2018, we signed our first external FMS customer, Arquitos Capital. We think FMS is a unique, value-add service offering in the investment fund industry. Our focus is to relentlessly look for ways to make the lives of FMS fund managers easier. FMS is also the perfect complement to our other Willow Oak activities.

Unlike when we’ve strayed outside of our circle of competence, Willow Oak all fits together, and new offerings and enhancements naturally flow from our efforts. We view Willow Oak as a unique, value-oriented asset management platform upon which we layer services offerings, internal funds, and vetted external funds. Each component of this platform benefits all the other components.

Closing

In summary, 2018 was a year of setbacks with Mt Melrose and Home Services, but also of achievements and successes in Internet and Asset Management. Thank you for your continued support as we address our setbacks and build upon our successes.

We are committed to building a business of enduring quality that benefits all our constituents: shareholders, customers, and employees. To prosper over the long term, we intend to increase our book value and our cash flows on a per-share basis, resulting in higher intrinsic value per share. To do so, during 2019, we are focused on strengthening our balance sheet, which will provide us with the optionality we need to pursue our growth strategies.

Please do not hesitate to contact any of us should you have suggestions, questions, comments, or ideas you wish to share. We also hope you can join us at our shareholder meeting on May 21st, at 1:00 p.m., in the offices of Alston & Bird LLP, located at 90 Park Avenue, 15th Floor, New York, NY.

Sincerely,

/s/ G. Michael Bridge

G. Michael Bridge

Chief Executive Officer

April 1, 2019

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

This letter to shareholders contains “forward-looking information” within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Enterprise Diversified, Inc. and its subsidiaries, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Finally, references and links to various affiliated investment funds does not constitute an offer, solicitation, or recommendation to invest in such funds. Such an offer may only be made to accredited investors by means of delivery of a confidential private placement memorandum, or other similar materials that contain a description of material terms relating to such investment.

Enterprise Diversified, Inc.

1518 Willow Lawn Drive

Richmond, VA 23230